Exhibit 99.1

Connection (CNXN) Reports Second Quarter 2023 Results

Record Second Quarter Margin Performance; Industry Demand Remains Challenged

SECOND QUARTER SUMMARY:

  Net sales: $733.5 million, down 11.5% y/y
  Gross profit: $127.8 million, down 6.7% y/y
  Net income: $19.7 million, down 22.4% y/y
  Diluted EPS: $0.75, down 22.3% y/y
  Adjusted EPS: $0.80, down 17.2% y/y1

MERRIMACK, N.H.--(BUSINESS WIRE)--August 2, 2023--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the second quarter ended June 30, 2023. The company also announced that its board of directors has declared a quarterly dividend of $0.08 per share on the company’s common stock, which will be payable on September 1, 2023, to shareholders of record as of August 15, 2023.

“We executed well against our strategic plans during the second quarter. We are successfully transitioning our business, driving growth in integrated technology solutions and services across each of our segments, resulting in a 90 basis point improvement in consolidated gross margin. While we are seeing a continuation of the challenging economic environment, we are confident that our business plans remain well aligned with the shifting dynamics of how our customers deploy, utilize, and consume technology,” said Timothy McGrath, President and Chief Executive Officer of Connection.

Net sales for the quarter ended June 30, 2023 decreased by 11.5%, year over year. Gross profit decreased 6.7% while gross margin expanded 90 basis points to 17.4%, compared to the prior year quarter. Net income for the quarter ended June 30, 2023 decreased by 22.4% to $19.7 million, or $0.75 per diluted share, compared to net income of $25.4 million, or $0.96 per diluted share, for the prior year quarter. Earnings per share, adjusted for restructuring and other charges (“Adjusted Diluted Earnings per Share”), decreased to $0.80 cents per share for the quarter ended June 30, 2023, compared to $0.96 cents per share for the prior year quarter.1

Net sales for the six months ended June 30, 2023 decreased by 9.6%, compared to the six months ended June 30, 2022. Gross profit decreased 5.7% while gross margin expanded 71 basis points to 17.1%, compared to the six months ended June 30, 2022. Net income for the six months ended June 30, 2023 decreased by 28.2% to $33.9 million, or $1.28 per diluted share, compared to net income of $47.2 million, or $1.79 per diluted share, for the six months ended June 30, 2022. Adjusted Diluted Earnings per Share, decreased to $1.36 cents per share for the six months ended June 30, 2023, compared to $1.79 cents per share for the six months ended June 30, 2022.1

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) decreased 11% to $124.4 million for the twelve months ended June 30, 2023, compared to $140.5 million for the twelve months ended June 30, 2022.1

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment decreased by 20.5% to $261.0 million in the second quarter of 2023, compared to a record $328.4 million in the prior year quarter. Gross profit decreased by 6.3% to $61.4 million in the second quarter of 2023, compared to $65.5 million in the prior year quarter. Gross margin increased by 356 basis points to a record 23.5% primarily due to a shift in product mix to sales of datacenter products, including services, software, and networking, in addition to a higher mix of netted down revenue during the second quarter of 2023.
  Net sales for the Public Sector Solutions segment increased by 22.6% to a record $185.4 million in the second quarter of 2023, compared to $151.2 million in the prior year quarter. Sales to the state and local governments and educational institutions increased by 15.7% to $151.7 million, while sales to the federal government increased by 67.8% to $33.6 million, compared to the prior year quarter. Gross profit increased by 12.8% to $23.5 million in the second quarter of 2023, compared to $20.8 million in the prior year quarter. Gross margin decreased by 110 basis points to 12.7% primarily due to a higher mix of large rollouts of end-point devices in the second quarter of 2023.
  Net sales for the Enterprise Solutions segment decreased by 17.7% to $287.2 million in the second quarter of 2023, compared to $348.9 million in the prior year quarter. Gross profit decreased by 15.1% to $43.0 million in the second quarter of 2023, compared to $50.6 million in the prior year quarter. Gross margin increased by 46 basis points to 15.0% primarily due to an increase in software and services recorded on a net basis.

Quarterly Highlights

  Our Healthcare revenue grew 5% sequentially, driven primarily by customers investing in integrated workplace transformation solutions. In addition, demand for networking and collaboration solutions continued to be an integral component of patient care and the overall patient experience.
  Our commitment to providing exceptional customer service and supporting workplace transformation needs helped us to be named both the Microsoft US Surface Solutions Partner of the Year and Modern Work, Surface Hub Reseller US Partner of the Year for 2023.
  Our Technology Integration and Distribution Center completed a record number of custom configurations in the second quarter as customers demand for managed services has increased.
  Our Public Sector Solutions segment achieved record net sales to K-12 customers.
  The company generated record cashflow from operations of $116 million in the second quarter.

Quarterly Sales by Product Mix:

  Notebook/mobility sales decreased 19% year over year and accounted for 34% of net sales in the second quarter of 2023, compared to 37% of net sales in the second quarter of 2022.
  Accessories sales decreased by 23% year over year and accounted for 11% of net sales in the second quarter of 2023, compared to 13% of net sales in the second quarter of 2022.
  Networking sales increased by 44% year over year and accounted for 11% of net sales in the second quarter of 2023, compared to 7% of net sales in the second quarter of 2022.
  Software sales decreased by 10% year over year and accounted for 9% of net sales in the second quarter of 2023 and 2022.

Selling, general and administrative (“SG&A”) expenses decreased in the second quarter of 2023 to $101.0 million from $102.1 million in the prior year quarter. The decrease in SG&A was primarily due to cost reduction initiatives partially offset by on-going investments in our services business. SG&A as a percentage of net sales increased to 13.8%, compared to 12.3% in the prior year quarter. The increase in SG&A as a percentage of net sales is primarily due to the decrease in net sales.

In addition, the second quarter of 2023 results include $1.7 million of restructuring and other related costs associated with severance and other costs related to internal restructuring activities.

Cash and cash equivalents were $244.0 million at June 30, 2023, compared to $94.9 million at June 30, 2022. During the second quarter of 2023, the Company repurchased 49,538 shares of stock for $2.0 million.

Conference Call and Webcast

Connection will host a conference call and live web cast today, August 2, 2023 at 4:30 p.m. EST to discuss its second quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measures is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may include statements concerning, among other things, financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), future liabilities, impairments, competition, and the impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. These statements reflect our current views with respect to future events and are based on assumptions as of the date of this report. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), our execution of our business plans (including our inventory management, our cost structure and our management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

  substantial competition reducing our market share;
  significant price competition reducing our profit margins;
  the loss of any of our major vendors adversely affecting the number of type of products we may offer;
  virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
  service interruptions at third-partly shippers negatively impacting our ability to deliver the products we offer to our customers;
  increases in shipping and postage costs reducing our margins and adversely affecting our results of operations;
  loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business;
  cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation; and
  the rate of innovations in the hardware, software and services we offer as well as macroeconomics factors facing the global economy, including disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and changing interest rates have impacted and are expected to continue to impact the level of investment our customers are willing to make in IT products.

Additional factors include those described in this Annual Report on Form 10-K for the year ended December 31, 2022, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in our subsequent filings with the Securities and Exchange Commission.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements. Unless required by law, we assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made.

_____________________________
1 Adjusted EBITDA and Adjusted Earnings per Share are non-GAAP measures. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended June 30,	2023	2022
			%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)			Change

Operating Data:
Net sales	$733,547	$828,509	(11%)
Diluted earnings per share	$0.75	$0.96	(22%)

Gross margin	17.4%	16.5%
Operating margin	3.4%	4.2%

Inventory turns (1)	14	12
Days sales outstanding (2)	68	66

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	34%	37%
Net/Com Products	11	7
Accessories	11	13
Desktops	10	11
Software	9	9
Displays	9	11
Servers/Storage	7	6
Other Hardware/Services	9	6
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,256	26,272
Closing price	$45.10	$44.05
Market capitalization	$1,184,146	$1,157,282
Trailing price/earnings ratio	15.7	13.0
LTM Net Income	$75,924	$89,620
LTM Adjusted EBITDA (3)	$124,423	$140,453
(1)	Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2)	Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3)

LTM Adjusted EBITDA is a non-GAAP measure defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges for the last twelve months. See page 10 for a reconciliation.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended June 30,	2023		2022
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$287,153	15.0%	$348,954	14.5%
Business Solutions	261,027	23.5	328,351	19.9
Public Sector Solutions	185,367	12.7	151,204	13.8
Total	$733,547	17.4%	$828,509	16.5%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except per share data)	2023	2022	2023	2022

Net sales	$733,547	$828,509	$1,461,092	$1,616,853
Cost of sales	605,770	691,608	1,211,019	1,351,646
Gross profit	127,777	136,901	250,073	265,207

Selling, general and administrative expenses	100,960	102,131	204,242	200,302
Restructuring and other charges	1,746	-	2,643	-
Income from operations	25,071	34,770	43,188	64,905

Other income, net	1,874	15	3,160	11
Income tax provision	(7,248)	(9,387)	(12,453)	(17,726)
Net income	$19,697	$25,398	$33,895	$47,190

Earnings per common share:
Basic	$0.75	$0.97	$1.29	$1.80
Diluted	$0.75	$0.96	$1.28	$1.79

Shares used in the computation of earnings per common share:
Basic	26,256	26,268	26,291	26,262
Diluted	26,365	26,429	26,400	26,417

	June 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2023	2022
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$243,983	$122,930
Accounts receivable, net	592,663	610,280
Inventories, net	159,734	208,682
Income taxes receivable	9,016	-
Prepaid expenses and other current assets	16,537	11,900
Total current assets	1,021,933	953,792
Property and equipment, net	58,012	59,171
Right-of-use assets, net	5,775	7,558
Goodwill	73,602	73,602
Intangibles assets, net	4,038	4,648
Other assets	915	1,055
Total Assets	$1,164,275	$1,099,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$277,235	$232,638
Accrued payroll	20,257	24,071
Accrued expenses and other liabilities	49,813	53,808
Total current liabilities	347,305	310,517
Deferred income taxes	17,970	17,970
Operating lease liability	4,196	4,994
Other liabilities	684	170
Total Liabilities	370,155	333,651
Stockholders’ Equity:
Common stock	291	291
Additional paid-in capital	129,486	125,784
Retained earnings	715,726	686,037
Treasury stock at cost	(51,383)	(45,937)
Total Stockholders’ Equity	794,120	766,175
Total Liabilities and Stockholders’ Equity	$1,164,275	$1,099,826

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2023	2022	2023	2022
Cash Flows from Operating Activities:
Net income	$19,697	$25,398	$33,895	$47,190
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,094	2,989	6,167	5,980
Adjustments to credit losses reserve	1,346	1,075	1,247	1,642
Stock-based compensation expense	1,783	1,408	3,636	2,790
Deferred income taxes	-	-	-	-
Loss on disposal of fixed assets	1	3	475	13

Changes in assets and liabilities:
Accounts receivable	27,835	(10,886)	16,370	(38,063)
Inventories	39,583	11,443	48,948	(16,603)
Prepaid expenses and other current assets	(7,408)	1,220	(13,653)	(3,352)
Other non-current assets	98	(5)	140	27
Accounts payable	38,725	7,049	44,584	(3,445)
Accrued expenses and other liabilities	(8,814)	(9,804)	(6,364)	(4,574)
Net cash provided by (used in) operating activities	115,940	29,890	135,445	(8,395)

Cash Flows from Investing Activities:
Purchases of property and equipment	(2,978)	(2,114)	(4,860)	(4,565)
Net cash used in investing activities	(2,978)	(2,114)	(4,860)	(4,565)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	8,585	24,669	67,895	26,054
Repayment of short-term borrowings	(8,585)	(24,669)	(67,895)	(26,054)
Purchase of common stock for treasury shares	(1,969)	-	(5,392)	-
Dividend payments	(2,099)	-	(4,206)	-
Issuance of stock under Employee Stock Purchase Plan	537	-	537	-
Payment of payroll taxes on stock-based compensation through shares withheld	(258)	(289)	(471)	(454)
Net cash used in financing activities	(3,789)	(289)	(9,532)	(454)
Increase (decrease) in cash and cash equivalents	109,173	27,487	121,053	(13,414)
Cash and cash equivalents, beginning of period	134,810	67,409	122,930	108,310
Cash and cash equivalents, end of period	$243,983	$94,896	$243,983	$94,896

Non-cash Investing Activities:
Accrued purchases of property and equipment	$205	$390	205	390
Accrued excise tax on treasury purchases	$54	$-	54	-

Supplemental Cash Flow Information:
Income taxes paid	$20,131	$21,222	$27,410	$21,509
Interest paid	$1	$3	$18	$3

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.
(amounts in thousands)	Three Months Ended June 30,			LTM Ended June 30, (1)
	2023	2022	% Change	2023	2022	% Change
Net income	$19,697	$25,398	(22%)	$75,924	$89,620	(15%)
Depreciation and amortization	3,094	2,989	4%	12,165	11,964	2%
Income tax expense	7,248	9,387	(23%)	27,143	33,927	(20%)
Interest expense	2	3	100%	27	13	108%
EBITDA	30,041	37,777	(20%)	115,259	135,524	(15%)
Restructuring and other charges (2)	1,746	-	100%	2,643	-	(100%)
Stock-based compensation	1,783	1,408	27%	6,521	4,929	32%
Adjusted EBITDA	$33,570	$39,185	(14%)	$124,423	$140,453	(11%)

(1) LTM: Last twelve months
(2) Restructuring and other charges in 2023 consist of severance and other charges related to internal restructuring activities.
ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. A reconciliation from Diluted Earnings per Share to Adjusted Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined diluted earnings per share adjusted for restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Net income	$19,697	$25,398	-22%	$33,895	$47,190	-28%

Restructuring and other charges (1)	1,746	-	100%	2,643	-	100%
Tax benefit	(470)	-	100%	(710)	-	100%
Restructuring and other charges, net of tax	1,276	-	100%	1,933	-	100%

Adjusted Net Income	$20,973	$25,398	-17%	$35,828	$47,190	-24%
Diluted shares	26,365	26,429		26,400	26,417
Diluted Earnings per Share	$0.75	$0.96	-22%	$1.28	$1.79	-28%
Adjusted Diluted Earnings per Share	$0.80	$0.96	-17%	$1.36	$1.79	-24%

(1) Restructuring and other charges in 2023 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations Contact:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com